FIRST AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

GOLUB CAPITAL BDC LLC

This Limited Liability Company Agreement (this “Agreement”) of GOLUB CAPITAL BDC LLC is entered into as of February 5, 2010 by GEMS, L.P., a Delaware limited partnership, GOLUB CAPITAL COMPANY IV LLC, a Delaware limited liability company, GOLUB CAPITAL COMPANY V LLC, a Delaware limited liability company, and GOLUB CAPITAL COMPANY VI LLC, a Delaware limited liability company, as members (collectively, the “Members”, each individually a “Member”).

1.           Formation and Name.  The Members have formed a Delaware limited liability company pursuant to and in accordance with the Delaware Limited Liability Company Act (6 Del. Code §18-101, et seq.), as amended from time to time (the “Act”).  The name of the limited liability company is GOLUB CAPITAL BDC LLC (the “Company”).

2.           Certificates.  Marian Ryan, as an authorized person, under Section 18-204 of the Act (the “Organizer”), has executed, delivered and filed the certificate of formation of the Company.  The Members or the Board of Directors, as authorized persons under Section 18-204 of the Act, shall execute, deliver and file any amendments and/or restatements to the certificate of formation and any other certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business and any other documentation necessary or convenient for the formation of the Company or the authorization of the Company’s business activities.  All prior actions of the Organizer and its personnel undertaken to perform its duties under this paragraph are hereby ratified by the Members.

3.           Term.  The Company shall have perpetual existence unless sooner dissolved and wound up by the Members pursuant to Section 18, or by the entry of a decree of judicial dissolution under Section 18-802 of the Act.

4.           Purpose and Powers.  The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act and exercising any powers permitted to limited liability companies under the laws of the State of Delaware.  The Company, and the Members or any officer acting on behalf of the Company, shall have and exercise all powers necessary, convenient or incident to accomplishing the foregoing purposes.

5.           Principal Business Office.  The principal business office of the Company shall be located at 150 South Wacker Drive, Suite 800, Chicago, Illinois 60606, or at such other location as may hereafter be determined by the Members.

6.           Registered Office and Registered Agent.  The address of the registered office of the Company in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801.  The name of the registered agent of the Company for service of process in the State of Delaware is The Corporation Trust Company.

7.           Members.  The Members of the Company are GEMS Fund, L.P., Golub Capital Company IV, LLC, Golub Capital Company V LLC and Golub Capital Company VI LLC, each of whom shall hold limited liability company interests in the Company as set forth on Schedule A.

8.           Officers.  The officers of the Company shall be as set forth on Schedule B, as amended from time to time.  Notwithstanding anything to the contrary contained herein, the officers of the Company, including any vice president, shall have the power to do any and all acts necessary, convenient or incidental to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise.  The officers of the Company are agents of the Company for the purpose of the Company’s business, and the actions of the officers taken in accordance with such powers set forth in this Agreement shall bind the Company.  The officers of the Company may be re-designated, removed or substituted and additional officers may be appointed at any time by the Board of Directors.

9.           Limited Liability.  Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and neither the Organizer, the Members, nor any other person or entity shall be obligated personally for any such debt, obligation or liability of the Company.

10.           Capital Contributions.  The Members may make from time to time, but are not required to make, capital contributions to the Company as shall be determined by the Members.

11.           Allocation of Profits and Losses.  The Company’s profits and losses shall be allocated pro rata based on each Member’s ownership interest.

12.           Distributions.  Distributions shall be made to the Members at the times and in the aggregate amounts determined by the Members.  Such distributions shall be allocated to each Member pro rata based on each Member’s ownership interest.  Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to the Members on account of its interest in the Company if such distribution would violate Section 18-607 of the Act or other applicable law.

13.           Board of Directors.

(a)           Subject to the delegation of rights and powers as provided for herein, the business and affairs of the Company shall be vested in and conducted by a Board of Directors, which shall have the right to manage the business and affairs of the Company and shall have all powers and rights necessary, appropriate or advisable to effectuate and carry out the purposes and business of the Company.  The Board shall meet no less than quarterly.  Written notice stating the place, day and hour of any meeting of the Board and shall be delivered not less than five nor more than 60 days before the date of such meeting by the Chairman of the Board of Directors.  The number of directors constituting the Board of Directors shall be between two and six, as provided for in the resolutions of the Board of Directors.  The Chairman of the Board of Directors shall be elected by a majority of directors on the Board of Directors.  The initial members of the Board of Directors shall be Lawrence E. Golub, Chairman, and David B. Golub.

2

(b)           The Board of Directors may, by resolution, designate one or more committees, each committee to consist of one or more of the directors of the Company.  Any such committee, to the extent permitted by law, this Agreement and a resolution of the Board of Directors, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Company.

(c)           Subject to the provisions of this Agreement, any action which could be taken by the Board of Directors at a meeting of the Board of Directors may be taken by the Board of Directors, without a meeting, without prior notice and without a vote, if a unanimous written consent setting forth the action so taken is signed by all of the directors of the Board of Directors.  Any such written consent may be executed and ascribed to by facsimile or similar electronic means.

(d)           The Chairman of the Board of Directors shall have the power to adjourn such meeting from time to time, without any notice other than announcement at the meeting of the time and place of the holding of the adjourned meeting.  Upon the resumption of such adjourned meeting, any business may be transacted that might have been transacted at the meeting as originally called.

(e)           Except as otherwise provided in this Agreement, the Board of Directors shall have the power and authority to delegate to one or more other persons its rights and powers to manage and control the business and affairs of the Company, including delegating such rights and powers to a committee of directors,  or directors of the Company.  The Board of Directors may authorize any person to enter into any document on behalf of the Company and perform the obligations of the Company thereunder.

14.           Other Business.  The Members and any person or entity affiliated with the Members may engage in or possess an interest in other business ventures (unconnected with the Company) of every kind and description, independently or with others.  The Company shall not have any rights in or to such ventures or the income or profits therefrom by virtue of this Agreement.

15.           Exculpation and Indemnification.  None of the Organizer, the Members, directors or the officers shall be liable to the Company, or any other person or entity who has an interest in the Company for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Organizer, Members, directors or officers in good faith in connection with the formation of the Company or on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Organizer, Members, directors or officers by this Agreement.  To the full extent permitted by applicable law, the Organizer, the Members, the directors and the officers shall each be indemnified from and held harmless by the Company for any loss, damage or claim incurred by such Organizer, Members, directors or officers by reason of any act or omission performed or omitted by such person on behalf of the Company; provided, however, that any indemnity under this Section 15 shall be provided out of and to the extent of Company assets only, and no Member shall have personal liability on account thereof.

3

16.           Assignments.  Any assignment of interests in the Company must be approved in writing by Members holding at least two-thirds of the ownership interests of the Company.  If any Member transfers all or part of its interest in the Company, the transferee shall be admitted to the Company as a member upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement.  Upon the admission of such transferee, this Agreement shall be amended to reflect such transferee as a Member of the Company.

17.           Admission of Additional Members.  One (1) or more additional members of the Company may be admitted to the Company with the written consent of the Members holding at least two-thirds of the ownership interests of the Company. Upon the admission of one or more additional members of the Company, this agreement shall be amended to reflect such new member or members as a Member or Members of the Company.

18.           Dissolution.

(a)           The Company shall dissolve, and its affairs shall be wound up, upon the first to occur of the following: (i) the unanimous written consent of the Members or (ii) the entry of a decree of judicial dissolution under Section 18-802 of the Act.

(b)           In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Company shall be applied in the manner, and in the order of priority, set forth in Section 18-804 of the Act.

19.           Separability of Provisions.  Each provision of this Agreement shall be considered separable, and, if for any reason, any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement which are valid, enforceable and legal.

20.           Governing Law.  This Agreement shall be governed by, and construed under, the laws of the State of Delaware, all rights and remedies being governed by said laws.

21.           Amendments.  This Agreement may not be modified, altered, supplemented or amended except pursuant to a written agreement executed and delivered by each of the Members.

4

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Agreement as of the date first above written.

MEMBER: GEMS FUND, L.P.

By:	GEMS Associates, LLC, a Delaware limited liability company, its general partner

By:	/s/ David B. Golub
Name: David B. Golub
Title: Managing Member

MEMBER: GOLUB CAPITAL COMPANY IV, LLC

By:	Golub Capital Partners IV, L.P., a Delaware
limited partnership, its sole member

By:	Golub GP III, LLC, a Delaware limited liability company, its general partner

By:	/s/ David B. Golub
Name: David B. Golub
Title: Manager

MEMBER: GOLUB CAPITAL COMPANY V LLC

By:	Golub Capital Partners V, L.P., a Delaware
limited partnership, its sole member

By:	Golub GP V, LLC, a Delaware limited liability company, its general partner

By:	/s/ David B. Golub
Name: David B. Golub
Title: Manager

  [Signature page to First Amended and Restated LLC Agreement]

MEMBER: GOLUB CAPITAL COMPANY VI LLC

By:	Golub Capital Partners VI, L.P., a Delaware
limited partnership, its sole member

By:	Golub GP VI, LLC, a Delaware limited liability company, its general partner

By:	/s/ David B. Golub
Name: David B. Golub
Title: Managing Member

[Signature page to First Amended and Restated LLC Agreement]

SCHEDULE A

LIMITED LIABILITY COMPANY INTERESTS

Limited Liability Company Interests in Golub Capital BDC LLC

Name	Limited Liability Company Interests

GEMS Fund, L.P.	195

Golub Capital Company IV, LLC	221

Golub Capital Company V LLC	388

Golub Capital Company VI LLC	196

[Signature page to First Amended and Restated LLC Agreement]

SCHEDULE B

OFFICERS OF THE COMPANY

NAME OF OFFICER	TITLE

1. David B. Golub	Chief Executive Officer

2. Sean Coleman	Vice President